FOR IMMEDIATE RELEASE    Contact:  Mitch Stoller
                                   Burson-Marsteller
                                   (212) 614-5122)

             CAROLCO PICTURES ANNOUNCES
          AGREEMENT FOR SALE OF FILM LIBRARY


     LOS ANGELES, January 19, 1996 -- Carolco Pictures Inc. announced today that it has signed a definitive agreement for the sale of its film library and related payment rights to Canal+ D.A., an affiliate of Canal+ S.A., the French pay TV company. The sales price for the library is $58 million. The sale to Canal+ is subject to certain conditions including approval by the Bankruptcy Court having jurisdiction over Carolco's Chapter 11 bankruptcy case.

     Twentieth Century Fox Film Corporation previously had agreed to pay
$43 million (subject to increase to $47.5 million in certain circumstances) for substantially all of Carolco's assets. Canal+ outbid Fox for the film library after a series of bids and counterbids resulting in the final $58 million bid by Canal+.
Fox will receive from Carolco $1.25 million in breakup fees and expenses pursuant to the terms of Fox's agreement with Carolco.

     At a hearing held on January 16, 1996, the Bankruptcy Court approved the termination of the Fox agreement and authorized Carolco to go forward with the $58 million bid from Canal+. A hearing to approve the Canal+ agreement was then set for 3:00 p.m. March 5, 1996, at which time an auction for Carolco's film library as a whole will be held in accordance with overbid procedures established by the Bankruptcy Court. Overbids for the film library must be at least $500,000 over the existing high bid and Canal+ will have the right to match any overbid. Notice of the auction sale will be mailed to creditors and other parties in the next few weeks. Carolco's studio and its development projects (including various sequel and other rights) will be sold pursuant to separate procedures to be announced in the near future.

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